EXHIBIT 23.1
I. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Oriental Financial Group Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-102696, No. 333-57052, No. 333-84473, and No. 333-147727) on Forms S-8 of Oriental Financial Group Inc. (the “Group”) of our reports dated March 16, 2009, with respect to the consolidated statements of financial condition of Oriental Financial Group Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Oriental Financial Group Inc.
As discussed in Note 1 to the consolidated financial statements effective January 1, 2006, the Group changed its method of evaluating prior year misstatements.
/s/ KPMG LLP
San Juan, Puerto Rico
March 16, 2009
Stamp No. 2376379 of the Puerto Rico Society
of Certified Public Accountants
was affixed to the record copy of this report